Exhibit 99.1

Collectors Universe Reports Fourth Quarter and Fiscal 2012 Results

NEWPORT BEACH, Calif., Aug. 30, 2012 (GLOBE NEWSWIRE) -- Collectors Universe, Inc. (Nasdaq:CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its fourth quarter and year ended June 30, 2012.

Fourth Quarter Operational and Financial Highlights:

•
Grading, authentication and related service revenues were $11.6 million in this year's fourth quarter and $47.9 million for fiscal 2012, compared to $12.2 million for last year's fourth quarter and $43.8 million for fiscal 2011. The decrease of $0.6 million, or 4% in this year's fourth quarter service revenues, compared to last year's fourth quarter, was attributable to modern coin service revenues which decreased by 31%, or $1.0 million. For the year, the increase of $4.1 million, or 9% in service revenues, compared to the prior year, included a $2.5 million, or 9% increase in coin service revenues, and a $1.1 million, or 11% increase in cards and autographs service revenues.

•	The gross profit margin on service revenues was 59% in this year's fourth quarter and 61% for the year, compared to 62% for the corresponding periods of the prior year.

•
Operating income was $1.9 million for this year's fourth quarter and $9.2 million for fiscal 2012, compared to $1.6 million for last year's fourth quarter and $8.3 million for fiscal year 2011. The prior year periods included non-cash impairment charges of $1.4 million related to our Expos business.

•
Income from continuing operations was $2.5 million, or $0.31 per diluted share, for this year's fourth quarter and $6.8 million, or $0.85 per diluted share, for fiscal 2012, compared to $1.0 million, or $0.13 per diluted share, for last year's fourth quarter and $5.0 million, or $0.65 per diluted share, for fiscal 2011.  The current period results reflect an income tax benefit of $1.3 million related to the Company's investment in a subsidiary and a lower effective tax rate resulting from a change in state taxes.

•
The Company's cash position at June 30, 2012 was $21.2 million, compared with $21.9 million at June 30, 2011. On July 30, 2012, we announced our quarterly cash dividend of $0.325 per share, to be paid on August 31, 2012 to stockholders of record on August 17, 2012.

Commentary and Outlook

Michael McConnell, Chief Executive Officer, stated, "As previously disclosed, we experienced a slowdown in our modern coin submissions during the quarter. The remainder of our businesses performed at, or above, expectations for both the fourth quarter and the year.  We remain focused on executing our stated strategy to protect our core business and extend pragmatically.  Specifically, we continue to develop our grading and authentication services in Asia, continue to develop tactics to maximize the potential of our digital activities and remain focused on driving operational efficiencies.  Looking ahead to the first quarter, after a slower start over the first six weeks of the quarter, coin submissions in recent weeks have picked up to a level more consistent with the first quarter of fiscal 2012."

Conference Call and Webcast

Collectors Universe will host a conference call to discuss results on Thursday, August 30, 2012 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing (877) 941-8610 or (480) 629-9820, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through September 13, 2012, by dialing (800) 406-7325 or (303) 590-3030 and entering access code 4181738. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Earnings Conference Calls. The webcast will be archived for 12 months.

Collectors Universe, Inc.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia ("collectibles"). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, collectibles, and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins, its Coinflation.com website and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

The Collectors Universe, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11345

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2012, making our operating results more vulnerable to conditions that could adversely affect the precious metals and coin markets; the risks that the economic recovery may remain sluggish or stall, that economic conditions may deteriorate as a result of events outside of our control, including the European sovereign debt crisis, concerns regarding the United States deficit or international tensions that could cause a slowing in the growth or even a decline in gold and silver prices, any of which could result in reductions in the demand for our collectibles authentication or grading services and, consequently, in our revenues; the risk that the economic recession from 2008 to 2010 and the anemic economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in our Annual Report on Form 10-K for our fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission on August 30, 2012. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

- tables to follow –

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011
Net revenues:
Grading, authentication and related services	$11,649	$12,197	$47,859	$43,827
Product sales	84	62	500	605
	11,733	12,259	48,359	44,432
Cost of revenues:
Grading, authentication and related services	4,742	4,627	18,762	16,814
Product sales	154	46	640	435
	4,896	4,673	19,402	17,249
Gross profit	6,837	7,586	28,957	27,183

Selling and marketing expenses	1,757	1,603	6,844	6,029
General and administrative expenses	3,224	3,029	12,956	11,497
Impairment losses	-	1,368	-	1,368
Operating income	1,856	1,586	9,157	8,289
Interest and other income, net	24	5	88	93
Income before provision (benefit) for income taxes	1,880	1,591	9,245	8,382
Provision (benefit) for income taxes	(598)	611	2,425	3,346
Income from continuing operations	2,478	980	6,820	5,036
Net income (loss) from discontinued operations, including income on sale of discontinued businesses, net of income taxes	(28)	118	(71)	83
Net income	$2,450	$1,098	$6,749	$5,119

Net income per basic share:
Income from continuing operations	$0.31	$0.13	$0.86	$0.66
Income (loss) from discontinued operations	-	0.01	(0.01)	0.01
Net income per basic shares	$0.31	$0.14	$0.85	$0.67

Net income per diluted share:
Income from continuing operations	$0.31	$0.13	$0.85	$0.65
Income (loss) from discontinued operations	-	0.01	(0.01)	0.01
Net income per diluted shares	$0.31	$0.14	$0.84	$0.66

Weighted average shares outstanding:
Basic	7,933	7,716	7,905	7,682
Diluted	7,972	7,806	7,987	7,798
Dividends declared per common share	$0.325	$0.325	$1.30	$1.28

Collectors Universe, Inc.

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	June 30,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$21,214	$21,926
Accounts receivable, net of allowance of $70 in 2012 and $66 in 2011	1,794	1,534
Refundable income taxes	-	60
Inventories, net	2,273	1,442
Prepaid expenses and other current assets	813	959
Deferred income tax asset	1,177	1,769
Notes receivable from sale of net assets of discontinued operations	148	50
Current assets of discontinued operations	27	27
Total current assets	27,446	27,767

Property and equipment, net	1,795	1,301
Goodwill	2,083	2,083
Intangible assets, net	1,788	1,145
Deferred income tax asset	2,982	2,956
Notes receivable from sale of net assets of discontinued operations	-	135
Other assets, including coin inventory of $750 at June 30, 2011	169	942
Non-current assets of discontinued operations	182	182
	$36,445	$36,511
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,625	$1,390
Accrued liabilities	1,917	1,415
Accrued compensation and benefits	2,463	2,383
Income taxes payable	191	125
Deferred revenue	2,322	2,417
Current liabilities of discontinued operations	804	743
Total current liabilities	9,322	8,473

Deferred rent	447	396
Non-current liabilities of discontinued operations	2,145	2,572
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; shares outstanding: 8,107 in 2012 and 7,943 in 2011	8	8
Additional paid-in capital	73,683	70,402
Accumulated deficit	(49,160)	(45,340)
Total stockholders’ equity	24,531	25,070
	$36,445	$36,511